Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Amylyx Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)(2)	Fee rate	Amount of registration fee (3)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$41,054,984	0.0001102	$4,524.26

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$41,054,984		$4,524.26

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due (4)							$4,524.26

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the offering price of shares that the underwriters may purchase pursuant to an option to purchase additional shares.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $205,275,000 on its Registration Statement on Form S-1 (File No. 333-267730), which was declared effective by the Securities and Exchange Commission on October 6, 2022. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $41,054,984 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ option to purchase additional shares.